UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Truist Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 28, 2020

The following notice relates to the proxy statement (the “Proxy Statement”) of Truist Financial Corporation (the “Company”), dated March 17, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Tuesday, April 28, 2020.  This notice is being filed with the Securities and Exchange Commission and is being made available to shareholders on or about April 2, 2020.

THIS NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

On April 2, 2020, the Company issued the following press release.

News Release

Contacts:

Investors:

Ryan Richards

980-465-5000

investors@truist.com

Media:

Shelley Miller

704-692-1518

media@truist.com

Truist 2020 Annual Shareholders’ Meeting to be Virtual

Meeting will be held virtually to accommodate health and travel impacts from the COVID-19 pandemic

CHARLOTTE, N.C., (April 2, 2020) – Truist Financial Corporation (NYSE: TFC) today announced that its Annual Shareholders’ Meeting on April 28, 2020, will be held virtually to protect the health and well-being of attendees, and accommodate travel and stay-at-home restrictions in place due to the COVID-19 pandemic. As previously announced, the meeting will commence at 11:00 a.m. (EDT) on April 28, and online access information is detailed below.

Shareholders will be able to vote their shares electronically and submit questions prior to and during the meeting through the virtual meeting’s chat function. Truist encourages shareholders to submit their proxies in advance of the Annual Shareholders’ Meeting using one of the available methods described in the proxy materials. Presentation materials will be available online during the webcast of the meeting and will also be posted on the company’s Investor Relations website prior to the commencement of the meeting.

Shareholders can access the meeting online at the following link:  www.meetingcenter.io/270168774. Only authenticated shareholders as of the record date of February 21, 2020 will be allowed to participate. To login to the meeting, shareholders will be required to have a control number and password. The password for the meeting is TFC2020. For shareholders of record, the control number can be found on the proxy card or notice of the availability of proxy materials, or email providing notice of the meeting that the shareholder previously received from the Company’s transfer agent, Computershare.

Beneficial owners holding shares in “street name” through an intermediary, such as a bank or broker, must register in advance to attend the Annual Shareholders’ Meeting online. To register, beneficial owners must submit proof of their proxy power (legal proxy) reflecting their Truist common stock holdings along with their name and email address to Computershare. Beneficial owners should forward the email from their bank or broker or attach an image of their legal proxy and send to legalproxy@computershare.com. Requests for registration should be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (EDT) on April 23, 2020. Beneficial owners will receive a confirmation email from Computershare of their registration.

If a shareholder has questions about obtaining a control number or has difficulty accessing the online meeting, please contact Computershare at 800-213-4314. The format of this meeting does not necessarily apply to future Truist shareholder meetings.

The proxy card included with the proxy materials previously distributed will not be updated to reflect the change to a virtual only meeting and may continue to be used to vote shares in connection with the Annual Shareholders’ Meeting.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspire and build better lives and communities. With 275 years of combined BB&T and SunTrust history, Truist serves approximately 10 million households with leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $473 billion as of December 31, 2019. Truist Bank, Member FDIC. Learn more at Truist.com.